Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Announces Financial Results for the First Quarter Ended March 31, 2011

LEXINGTON, MA (May 3, 2011) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia, today reported unaudited consolidated financial results for the first quarter ended March 31, 2011.

Business Update

•                  Total revenues for the first quarter ended March 31, 2011 were $13.4 million, of which $10.9 million were net product revenues from Feraheme® (ferumoxytol) Injection for Intravenous (IV) use.

•                  Total Feraheme provider demand(1) and launch incentive program utilization for the first quarter was approximately 19,900 grams, nearly all of which was for use in the non-dialysis chronic kidney disease (CKD) setting.

•                  In April, the Company responded to the Day 120 List of Questions from the European Medicines Agency regarding the Company’s marketing application for ferumoxytol for the treatment of iron deficiency anemia in CKD patients.   Also, in April, Takeda Canada and the Company were granted a 30-day extension to respond to Health Canada’s Notice of Non-compliance issued in January 2011 in response to the Company’s New Drug Submission for ferumoxytol for the treatment of iron deficiency anemia in CKD patients.

•                  The Company recently received approval from the U.S. Food and Drug Administration for its second source manufacturing facilities for both drug substance (active pharmaceutical ingredient or API) and drug product for Feraheme.

“Our first quarter revenues reflect the expected loss of provider demand from the dialysis segment,” commented Brian J.G. Pereira, MD, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc. “While the first quarter got off to a slow start, we are encouraged by the month-over-month increases in provider demand that we have observed this year.”

May 3, 2011	AMAG Pharmaceuticals, Inc.

First Quarter 2011 Financial Results (unaudited)

As of March 31, 2011, the Company’s cash, cash equivalents and investments totaled approximately $272 million.

Total revenues for the quarter ended March 31, 2011 were $13.4 million compared to $13.3 million for the same period in 2010.  Revenues in 2011 reflect an expected loss of provider demand from the dialysis segment due to the implementation in January 2011 of the Medicare prospective payment system, offset by revenue recognized under the Company’s collaboration with Takeda Pharmaceutical Company.

Total operating costs and expenses for the quarter ended March 31, 2011 were $36.2 million compared to $36.8 million for the same period in 2010.  Total operating costs and expenses in 2011 were primarily attributable to selling, general and administrative expenses associated with the commercialization of Feraheme and research and development costs associated with the Company’s global iron deficiency anemia (IDA) registrational program.

The Company reported a net loss of $22.3 million, or a loss of $1.05 per basic and diluted share, for the quarter ended March 31, 2011 compared to a net loss of $23.1 million, or a loss of $1.15 per basic and diluted share, for the same period in 2010.

2011 Financial Guidance

As previously announced, AMAG expects to realize the following in 2011:

•                  $55 to $60 million of Feraheme net product revenues;

•                  $12 to $15 million cost of Feraheme product sales;

•                  $62 to $68 million in research and development expenses, including $42 to $48 million in external costs related to clinical trials, the majority of which is related to the Company’s global IDA registrational program;

•                  $72 to $78 million in selling, general and administrative expenses; and

•                  $215 to $220 million in cash, cash equivalents and investments at the end of 2011. The year-end 2011 cash guidance does not include $33 million in potential milestones associated with the approval and launch of Feraheme for CKD patients with IDA in the EU and Canada, which AMAG could receive in 2011.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 4:30 pm ET to discuss the Company’s financial results, business highlights and commercial and development programs.

To access the conference call via telephone, dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A replay of the conference call will be available from 7:30 pm ET on May 3 until midnight May 5.

The conference call will be webcast live with slides and accessible through the Investors section of the Company’s website at www.amagpharma.com on May 3, 2011 at 4:30 pm E.T.  Following the conference call, the webcast replay will be available at approximately 7:30 pm and will be archived on the AMAG Pharmaceuticals, Inc. website until June 3, 2011.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended March 31,
	2011	2010
Revenues:
Product sales, net	$11,022	$13,295
License fee, collaboration and royalty revenues	2,363	11
Total revenues	13,385	13,306
Operating costs and expenses (1):
Cost of product sales	3,041	1,010
Research and development expenses	13,566	12,368
Selling, general and administrative expenses	19,634	23,456
Total operating costs and expenses	36,241	36,834

Operating loss	(22,856)	(23,528)
Interest and dividend income, net	560	471
Other income (expense)	1	4
Net loss	$(22,295)	$(23,053)

Net loss per share - basic and diluted:	$(1.05)	$(1.15)
Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	21,144	19,985

(1) Stock-based compensation included in operating costs and expenses:

Cost of product sales	$195	$75
Research and development	$642	$1,205
Selling, general and administrative	$3,638	$3,021

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	March 31, 2011	December 31, 2010
Cash and cash equivalents	$77,318	$112,646
Short-term investments	160,914	147,619
Accounts receivable, net	6,509	5,785
Inventories	16,398	16,344
Receivable from collaboration	851	441
Other current assets	6,741	7,949
Total current assets	268,731	290,784

Net property, plant & equipment	10,669	11,235
Long-term investments	33,362	33,597
Other assets	460	460
Total assets	$313,222	$336,076

Accounts payable	$1,008	$4,553
Accrued expenses and other short-term liabilities	26,167	25,555
Deferred revenues	6,417	6,603
Total current liabilities	33,592	36,711

Deferred revenues	49,768	51,292
Other long-term liabilities	2,704	2,787
Total long-term liabilities	52,472	54,079

Total stockholders’ equity	227,158	245,286
Total liabilities and stockholders’ equity	$313,222	$336,076

About Feraheme

In the United States, Feraheme® (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. For additional product information, please visit www.feraheme.com.

The important safety information below is based on the United States prescribing information.

Important Safety Information About Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with evidence of iron overload, known hypersensitivity to Feraheme or any of its components, and patients with anemia not caused by iron deficiency.

Warnings and precautions

Feraheme may cause life-threatening hypersensitivity reactions including anaphylaxis and/or anaphylactoid reactions. Anaphylactic type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience. In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in 3.7% (63/1,726) of subjects. Patients should be observed for signs and symptoms of hypersensitivity for at least 60 minutes following each Feraheme injection and the drug should only be administered when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions.

Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience. In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Please monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme. As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%). In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Post-marketing safety experience

The following adverse reactions have been identified during post-approval use of Feraheme. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic/anaphylactoid reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30 minutes after the administration of Feraheme injection. Reactions have occurred following the first dose or subsequent doses of Feraheme.

For full prescribing information, please visit www.feraheme.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, our statements regarding our expected 2011 Feraheme net product revenues; our expected 2011 cost of Feraheme product sales; our expected 2011 research and development and selling, general and administrative expenses, including our expectations regarding clinical trial costs, and our expected 2011 year-end cash, cash equivalents and investments balances; and statements regarding any potential milestone payments we may receive in 2011 associated with potential regulatory approval and commercial launch of Feraheme in the EU and Canada, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in new indications and in territories outside of the U.S., including Canada and the European Union, (3) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, (4) the possibility that we may not realize our 2011 financial guidance, including our expectations with respect to Feraheme net product revenues, 2011 cost of Feraheme product sales, 2011 operating expenses, including our expectations regarding research and development expenses and selling, general and administrative expenses, and 2011 year-end cash, cash equivalents and investments balances, and that our actual results will differ materially from our current estimates, (5) uncertainties regarding our ability to manufacture Feraheme, (6) uncertainties relating to our patents and proprietary rights, and (7) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2010. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

(1) IMS Health DDD  Data (in grams) through the period ending April 1, 2011, excluding a return of approximately 2,700 grams from a launch incentive program customer.

AMAG Pharmaceuticals, Inc. Contacts

Amy Sullivan, 617-498-3303
Carol Miceli, 617-498-3361